Exhibit 99.1

Walter Energy, Inc.
P.O. Box 20608
Tampa, Florida 33622-0608

www.walterenergy.com

FOR IMMEDIATE RELEASE	Press Release
Oct. 20, 2009
Investor Contact: Mark H. Tubb
Vice President - Investor Relations
813.871.4027
mtubb@walterenergy.com
Media Contact: Michael A. Monahan
Director - Corporate Communications
813.871.4132
mmonahan@walterenergy.com

WALTER ENERGY ANNOUNCES THIRD QUARTER 2009 EARNINGS FROM CONTINUING OPERATIONS OF
$0.45 PER DILUTED SHARE ON RECORD COKING COAL SALES VOLUMES

Third Quarter Coking Coal Sales of 1.9 Million Tons Up 35.2 Percent Versus Prior Year;

Year-to-Date Sales Volumes Ahead of Same Period Last Year

Company Resumes Delivery on Carryover Coal Contracts at $315 Per Ton

Company Expects Premium Hard Coking Coal Production

and Sales of Approximately 8 Million Tons in 2010 and Up to 9.5 Million Tons in 2012

(TAMPA, Fla.) - Walter Energy (NYSE: WLT), a leading U.S. producer and exporter of premium hard coking coal for the global steel industry, today reported income from continuing operations of $24.4 million, or $0.45 per diluted share, for the quarter ended Sept. 30, 2009, compared to $71.3 million, or $1.26 per diluted share in the third quarter 2008. Results are up significantly versus second quarter 2009, when income from continuing operations was $11.3 million.

“Our third quarter performance illustrates the strong demand for our high quality coking coal,” said Company Chief Executive Officer Victor P. Patrick. “We continue to see improving market conditions for our product and we are on track to achieve sales of approximately 3.5 million tons in the second half. This performance supports our plan to produce and sell approximately 8 million tons in 2010, with the startup of the Mine No. 7 East longwall in early January 2010.”

Third Quarter 2009 Financial & Operating Results from Continuing Operations

Net sales and revenues for the third quarter 2009 totaled $278.3 million, compared to $308.8 million in the prior-year period. Operating income totaled $42.4 million for the quarter, down $67.2 million versus the prior-year period. Both revenues and operating income were lower, driven by significantly lower coke sales as well as lower realized prices for coking coal compared to the previous year’s all-time highs.

Net sales and revenues and operating income were up $109.2 million and $20.9 million, respectively, versus the second quarter 2009. The sequential improvements were driven by strong customer demand resulting in 0.8 million tons of additional coking coal sales in the current period, facilitated by improvements in loading rates at the Port of Mobile. In addition, volumes included approximately 79,000 tons of carryover tonnage from the prior contract year priced in excess of $315 per metric ton.

Underground Mining

Coking coal sales volumes were 1.9 million tons in the third quarter, a record for quarterly sales volumes, at an average selling price of $121.66 per short ton FOB Port, versus 1.4 million tons at an average price of $161.92 in the prior-year period. On a year-to-date basis, coking coal sales volumes totaled 4.7 million tons, up slightly versus the first nine months of 2008, despite declines in global steel production.

Total coking coal production in the quarter was 1.5 million tons versus 1.2 million tons in the prior-year period.  Coking coal production at Mine No. 4 totaled 0.7 million tons in the third quarter, slightly lower than in the prior year. Mine No. 7 produced 0.8 million tons in the third quarter, 0.3 million tons more than in the third quarter last year. This is the result of improved longwall performance at the No. 7 Mine in the current-year period, as well as lower volumes in the prior-year period due to a longwall move at that mine.

Average mine production costs for the period were $60.60 per ton. At No. 4, production costs were $58.27 per ton, an increase of $7.41 per ton over the prior year, as a result of lower volumes, along with higher labor and depreciation costs. Production costs at No. 7 were $62.48 per ton compared to $94.82 per ton in the prior-year period, a result of the increase in production volume, partially offset by higher labor and depreciation costs.

The natural gas business sold 1.5 billion cubic feet of gas, slightly less than in the prior year, at an average price of $3.29 per thousand cubic feet in the third quarter 2009 compared to an average price of $8.69 per thousand cubic feet in the prior-year period.

Surface Mining

The surface mining segment reported net sales and revenues of $25.2 million in the third quarter 2009, compared to $18.9 million in the prior-year period, driven primarily by a 28.8 percent increase in average selling prices for steam and industrial coal in the current period. Sales volumes were also higher in the current period primarily resulting from the acquisition of Taft Coal Sales & Associates, Inc. (“Taft”) in September 2008. Operating income in the third quarter 2009 was $6.8 million, compared to $1.7 million in the third quarter 2008, primarily driven by the higher average contract prices for steam and industrial coal and higher sales volumes.

Steam and industrial coal sales were 302,000 tons during the third quarter compared to sales of 283,000 tons in the prior-year period. Production totaled 359,000 tons in the third quarter versus prior-year production of 268,000 tons, primarily from the inclusion of a full quarter of Taft’s production in the current period compared to only one month in the prior year.

Walter Coke

Walter Coke generated net sales and revenues of $23.3 million in the third quarter 2009, compared to $53.7 million in the prior-year period. Walter Coke returned to near break-even in the third quarter 2009 on strengthening demand for metallurgical coke.

Third quarter 2009 metallurgical coke sales were 38,478 tons at an average price of $361.95 per ton. In the prior year, Walter Coke sold 101,077 tons at $397.20 per ton. Declines in revenue and operating income in the current period reflect lower shipments resulting from lower domestic steel capacity utilization versus the prior year.

Corporate and Other

Interest expense totaled $4.8 million in the quarter, down $0.7 million versus the prior-year period. Interest expense in the quarter was lower due to the Company’s repayment of its revolving credit facility balance earlier this year and lower interest rates on outstanding debt.

At Sept. 30, 2009, the Company had available liquidity of $322.9 million, including cash of $87.8 million and $235.1 million available under its credit facility. Total net debt outstanding at Sept. 30, 2009 was $95.0 million compared to $147.2 million at June 30, 2009.

Business Outlook

Walter Energy’s business outlook for the remainder of 2009 includes the following:

Coking Coal Sales(1)	Q3-2009 A	Q4-2009 E
Tons Sold (short tons, in millions)	1.9	1.6 - 1.7
Average Operating Margin(2) Per Ton	$23.91	$27 - $33

Steam & Industrial Coal Sales(3)	Q3-2009 A	Q4-2009 E
Tons Sold (short tons)	302,000	300,000 - 330,000
Average Operating Margin(2) Per Ton	$17.38	$12 - $17

Coke Sales	Q3-2009 A	Q4-2009 E
Tons Sold	38,478	78,000 - 86,000
Average Operating Margin (Loss)(2) Per Ton	$(5.71)	$19 - $24

Quarter-to-quarter variability in timing, availability and pricing of shipments may result in significant shifts in income between quarters.

(1)           Includes the underground mining operation at Jim Walter Resources; excludes the coal bed methane operation

(2)           Operating margin is defined as operating income (Earnings Before Interest & Taxes) from each business shown

(3)           Includes the surface mining operations; excludes income from royalties and miscellaneous land sales reported in the surface mining segment

The Company expects to ship 126,000 tons of hard coking coal at 2008-2009 carryover pricing of approximately $315 per metric ton in the fourth quarter 2009.

Coking coal production is expected to be between 1.4 and 1.5 million tons in the fourth quarter, with production costs expected to average between $65 and $70 per ton.

“We expect continued improvement in market conditions for the remainder of 2009,” said Patrick. “Moving into 2010, we are seeing increasing demand for premium mid- and low-vol coals from our key product destinations, as well as Asia, with port constraints in Australia continuing to make high-quality coking coals a scarce resource.”

The Company recently finalized its long-range mining plan and expects to produce approximately 8.0 million tons of premium hard coking coal in 2010, highlighted by incremental production from the Company’s Mine No. 7 East expansion. The Company added that it expects to increase coking coal production capacity to between 8.5 and 9.0 million tons in 2011 and between 9.0 and 9.5 million tons in 2012.

Walter Coke is expecting improved sales and a return to profitability in the fourth quarter 2009, driven primarily by increased orders from the domestic steel industry.

Capital expenditures were $14.9 million in the third quarter, totaling $67.3 million for the year. The Company expects full-year capital expenditures of approximately $85 million.

Conference Call Web cast

Chief Executive Officer Victor P. Patrick and members of the Company’s leadership team will discuss Walter Energy’s third quarter results, its outlook and other general business matters during a conference call and live Web cast to be held on Wednesday, Oct. 21, 2009, at 10 a.m. Eastern Daylight Time. To listen to the event live or in archive, visit the Company Web site at www.walterenergy.com.

About Walter Energy

Walter Energy is a leading U.S. producer and exporter of premium hard coking coal for the global steel industry and also produces steam coal and industrial coal, metallurgical coke and coal bed methane gas. The Company has revenues of approximately $1.2 billion and employs approximately 2,150 people. For more information about Walter Energy, please visit the Company Web site at www.walterenergy.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including expressions such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “will,” and similar expressions involve known and unknown risks, uncertainties, and other factors that may cause Walter Energy’s actual results in future periods to differ materially from the expectations expressed or implied by such forward-looking statements. These factors include, among others, the following: the market demand for the Company’s products as well as changes in pricing and costs; the availability of raw material, labor, equipment and transportation; changes in weather and geologic conditions; changes in extraction costs, pricing and assumptions and projections concerning reserves in Walter Energy’s mining operations; changes in customer orders; pricing actions by the Company’s competitors, customers, suppliers and contractors; changes in governmental policies and laws; and changes in general economic conditions. Forward- looking statements made by Walter Energy in this release, or elsewhere, speak only as of the date on which the statements were made. Any forward-looking statements should be considered in context with the various disclosures made by Walter Energy, including the Risk Factors described in the Company’s 2008 Annual Report on Form 10-K and Walter Energy’s other filings with the Securities and Exchange Commission. Walter Energy has no obligation to update its forward-looking statements as of any future date.

- WLT -

WALTER ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share and share amounts)

Unaudited

	For the three months
	ended September 30,
	2009	2008
Net sales and revenues:
Net sales	$276,331	$307,407
Miscellaneous income	1,974	1,400
	278,305	308,807

Costs and expenses:
Cost of sales (exclusive of depreciation)	190,678	164,801
Depreciation	18,214	13,525
Selling, general and administrative	19,238	14,036
Postretirement benefits	7,712	6,859
Amortization of intangibles	112	67
	235,954	199,288

Operating income	42,351	109,519
Interest expense	(4,780)	(5,478)
Interest income	152	155
Income from continuing operations before income taxes	37,723	104,196
Income tax expense	13,355	32,906
Income from continuing operations	24,368	71,290
Discontinued operations (1)	(560)	(16,290)
Net income	$23,808	$55,000

Basic income per share:
Income from continuing operations	$0.46	$1.28
Discontinued operations	(0.01)	(0.29)

Basic net income per share	$0.45	$0.99

Weighted average number of shares outstanding	52,903,686	55,685,967

Diluted income per share:
Income from continuing operations	$0.45	$1.26
Discontinued operations	(0.01)	(0.29)

Diluted net income per share	$0.44	$0.97

Weighted average number of diluted shares outstanding	53,761,367	56,449,918

(1)

Discontinued operations includes the results of Financing, Homebuilding and Kodiak Mining, Co. (“Kodiak”), for all periods presented. On April 17, 2009, Financing was spun off to shareholders and merged with Hanover Capital Mortgage Holdings, Inc., creating Walter Investment Management Corporation, a publicly traded real estate investment trust. The Company announced the closure of its Homebuilding business in January 2009 and continues to liquidate the remaining assets. The Company’s Kodiak mining operations were closed in December 2008.

WALTER ENERGY, INC. AND SUBSIDIARIES

RESULTS BY OPERATING SEGMENT

($ in thousands)

Unaudited

	For the three months
	ended September 30,
	2009	2008

NET SALES AND REVENUES:
Underground Mining (1)	$233,060	$251,373
Surface Mining (1)	25,229	18,908
Walter Coke	23,307	53,738
Other	910	1,910
Consolidating eliminations of intersegment activity	(4,201)	(17,123)
	$278,305	$308,806

OPERATING INCOME (LOSS):
Underground Mining (1)	$44,120	$96,319
Surface Mining (1)	6,777	1,670
Walter Coke	(223)	14,638
Other	(8,403)	(3,082)
Consolidating eliminations of intersegment activity	80	(26)
Operating income	$42,351	$109,519

(1)

The previous year’s presentation has been revised to reflect a change in reportable segments from Natural Resources to Underground Mining and Surface Mining and to exclude Kodiak, which is reported as discontinued operations. Underground Mining includes the Company’s deep underground metallurgical coal operations from the No. 4 and No. 7 mines, and its natural gas operations. Surface Mining includes the operations of Tuscaloosa Resources, Inc., Taft Coal Sales & Associates and Walter Minerals.

WALTER ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share and share amounts)

Unaudited

	For the nine months
	ended September 30,
	2009	2008
Net sales and revenues:
Net sales	$721,502	$774,822
Miscellaneous income	9,060	9,325
	730,562	784,147

Costs and expenses:
Cost of sales (exclusive of depreciation)	436,487	462,612
Depreciation	54,216	37,833
Selling, general and administrative	51,091	49,693
Postretirement benefits	23,137	20,575
Amortization of intangibles	335	206
	565,266	570,919

Operating income	165,296	213,228
Interest expense	(13,995)	(22,375)
Interest income	628	520
Income from continuing operations before income taxes	151,929	191,373
Income tax expense	43,375	57,172
Income from continuing operations	108,554	134,201
Discontinued operations (1)	(572)	(27,926)
Net income	$107,982	$106,275

Basic income (loss) per share:
Income from continuing operations	$2.05	$2.50
Discontinued operations	(0.01)	(0.52)

Basic net income per share	$2.04	$1.98

Weighted average number of shares outstanding	53,051,794	53,613,732

Diluted income (loss) per share:
Income from continuing operations	$2.02	$2.47
Discontinued operations	(0.01)	(0.52)

Diluted net income per share	$2.01	$1.95

Weighted average number of diluted shares outstanding	53,695,337	54,363,127

(1)       Discontinued operations includes the results of Financing, Homebuilding and Kodiak Mining, Co. (“Kodiak”), for all periods presented.  On April 17, 2009, Financing was spun off to shareholders and merged with Hanover Capital Mortgage Holdings, Inc., creating Walter Investment Management Corporation, a publicly traded real estate investment trust.  The Company announced the closure of its Homebuilding business in January 2009 and continues to liquidate the remaining assets.  The Company’s Kodiak mining operations were closed in December 2008.

WALTER ENERGY, INC. AND SUBSIDIARIES

RESULTS BY OPERATING SEGMENT

($ in thousands)

Unaudited

	For the nine months
	ended September 30,
	2009	2008

NET SALES AND REVENUES:
Underground Mining (1)	$607,670	$622,242
Surface Mining (1)	73,527	48,603
Walter Coke	63,864	157,874
Other	2,039	2,751
Consolidating eliminations of intersegment activity	(16,538)	(47,323)
	$730,562	$784,147

OPERATING INCOME (LOSS):
Underground Mining (1)	$166,610	$179,364
Surface Mining (1)	17,630	5,652
Walter Coke	(1,295)	48,429
Other	(18,217)	(19,523)
Consolidating eliminations of intersegment activity	568	(694)
Operating income	$165,296	$213,228

(1)        The previous year’s presentation has been revised to reflect a change in reportable segments from Natural Resources to Underground Mining and Surface Mining and to exclude Kodiak, which is reported as discontinued operations. Underground Mining includes the Company’s deep underground metallurgical coal operations from the No. 4 and No. 7 mines, and its natural gas operations.  Surface Mining includes the operations of Tuscaloosa Resources, Inc., Taft Coal Sales & Associates and Walter Minerals.

WALTER ENERGY, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Unaudited

	For the three months ended September 30,		For the nine months ended September 30,
	2009	2008	2009	2008
Operating Data:
Underground Mining
Tons sold by type (in thousands):
Metallurgical coal, contracts	1,868	1,250	4,618	4,261
Purchased coal	3	134	97	362
	1,871	1,384	4,715	4,623

Average selling price per short ton	$121.66	$161.92	$124.11	$117.55

Tons sold by mine (in thousands):
Mine No. 4	748	740	2,109	2,585
Mine No. 7	1,120	510	2,509	1,676
Total	1,868	1,250	4,618	4,261

Coal cost of sales (exclusive of depreciation):
Mine No. 4 per ton	$73.09	$67.89	$69.98	$59.68
Mine No. 7 per ton	$85.95	$102.15	$70.82	$84.86
Weighted average cost of sales per ton	$80.80	$81.87	$70.44	$69.58
Purchased coal costs (in thousands)	$92	$8,071	$4,048	$20,487
Other costs (in thousands) (1)	$4,983	$3,172	$11,340	$10,136

Tons of coal produced (in thousands):
Mine No. 4	687	731	2,113	2,473
Mine No. 7	849	513	2,617	1,773
Total	1,536	1,244	4,730	4,246

Coal production costs per ton: (2)
Mine No. 4	$58.27	$50.86	$55.45	$43.77
Mine No. 7	$62.48	$94.82	$62.43	$76.45
Weighted average production costs per ton	$60.60	$68.99	$59.31	$57.42

Natural gas sales, in mmcf (in thousands)	1,507	1,667	4,780	4,844
Natural gas average sale price per mcf	$3.29	$8.69	$4.32	$8.55
Natural gas cost of sales per mcf	$2.41	$3.46	$2.54	$3.47

Surface Mining
Tons sold (in thousands)	302	283	908	707
Tons of coal produced (in thousands)	359	268	1,027	696
Average selling price per short ton	$78.90	$61.24	$74.23	$60.88
Coal production costs per ton	$54.25	$60.57	$60.13	$58.01

(1)   Consists of charges (credits) not directly allocable to a specific underground mine.

(2)   Coal production costs per ton are a component of inventoriable costs, including depreciation. Other costs not included in coal production costs per ton include Company-paid outbound freight, postretirement benefits, asset retirement obligation expenses, royalties, and Black Lung excise taxes.

WALTER ENERGY, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Unaudited

	For the three months ended September 30,		For the nine months ended September 30,
	2009	2008	2009	2008
Operating Data (continued):

Walter Coke:
Metallurigical coke tons sold	38,478	101,077	111,925	311,531
Metallurigical coke average sales price per ton	$361.95	$397.20	$342.07	$394.40

Depreciation ($ in thousands):
Underground Mining	$14,824	$10,463	$43,760	$30,218
Surface Mining	2,142	1,777	6,694	3,885
Walter Coke	1,140	1,048	3,418	3,033
Other	108	237	344	697
	$18,214	$13,525	$54,216	$37,833

Capital expenditures ($ in thousands) (1):
Underground Mining	$13,350	$49,083	$50,847	$98,105
Surface Mining	912	1,196	12,720	2,468
Walter Coke	311	1,979	3,362	5,571
Other	376	99	383	212
	$14,949	$52,357	$67,312	$106,356

(1)          Includes the acquisition of property, plant and equipment under capital lease and other obligations totaling $22.6 million during the quarter ended September 30, 2008.

WALTER ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands)

Unaudited

	As of
	September 30,	December 31,
	2009	2008
ASSETS
Current assets of continuing operations:
Cash and cash equivalents	$87,815	$116,074
Receivables, net	122,716	140,423
Inventories	105,280	75,172
Deferred income taxes	57,326	84,669
Other current assets	30,575	26,119
Total current assets	403,712	442,457
Property, plant and equipment, net	515,952	504,585
Deferred income taxes	184,387	179,402
Other long-term assets	69,489	69,251
Total assets of continuing operations	1,173,540	1,195,695

Assets of discontinued operations:
Current assets (1)	19,207	16,158
Long-term assets (1)	—	18,396
Unclassified assets (2)	—	1,837,744
Total assets of discontinued operations	19,207	1,872,298
TOTAL ASSETS	$1,192,747	$3,067,993

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities of continuing operations
Accounts payable	$48,371	$60,497
Accrued expenses	40,398	57,230
Current debt	17,566	13,480
Accumulated postretirement benefits obligation	19,124	19,124
Other current liabilities	20,545	20,801
Total current liabilities of continuing operations	146,004	171,132
Long-term debt	165,269	211,905
Accumulated postretirement benefits obligation	351,168	349,184
Other long-term liabilities	257,017	273,645
Total liabilities of continuing operations	919,458	1,005,866

Liabilities of discontinued operations:
Current liabilities (1)	7,689	12,400
Unclassified liabilities (2)	—	1,419,458
Total liabilities of discontinued operations	7,689	1,431,858
TOTAL LIABILITIES	927,147	2,437,724

STOCKHOLDERS’ EQUITY	265,600	630,269
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,192,747	$3,067,993

(1)	Includes the remaining assets and liabilities of the Company’s closed businesses: Homebuilding and Kodiak.

(2)	Represents the assets and liabilities of the Company’s Financing business, which was spun off to shareholders on April 17, 2009.

WALTER ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

($ in thousands)

Unaudited

						Accumulated
			Capital in			Other
		Common	Excess of	Comprehensive	Retained	Comprehensive
	Total	Stock	Par Value	Income	Earnings	Loss

Balance at December 31, 2008	$630,269	$541	$714,174		$50,990	$(135,436)

Comprehensive income:
Net income	107,982			$107,982	107,982
Other comprehensive income (loss), net of tax:
Change in pension and postretirement benefit plans	5,981			5,981		5,981
Change in unrealized gain (loss) on hedges	(1,465)			(1,465)		(1,465)
Comprehensive income				$112,498

Purchases of stock under stock repurchase program	(27,963)	(13)	(27,950)
Stock dividend for spin-off of Financing	(439,093)		(321,301)		(116,106)	(1,686)
Dividends paid, $0.30 per share	(15,887)		—		(15,887)
Stock-based compensation	5,565		5,565
Other	211	1	210
Balance at September 30, 2009	$265,600	$529	$370,698		$26,979	$(132,606)

WALTER ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

Unaudited

	For the nine months ended September 30,
	2009	2008

OPERATING ACTIVITIES
Net income	$107,982	$106,275
Loss from discontinued operations	572	27,926
Income from continuing operations	108,554	134,201

Adjustments to reconcile income from continuing operations to net cash flows provided by operating activities:
Depreciation	54,216	37,833
Other	21,077	6,188

Decrease (increase) in assets:
Receivables	18,126	(71,658)
Inventories	(30,213)	(23,645)
Other current assets	11,267	7,049
Increase (decrease) in liabilities:
Accounts payable	(12,126)	11,780
Accrued expenses and other current liabilities	(6,131)	35,168
Cash flows provided by operating activities	164,770	136,916

INVESTING ACTIVITIES
Additions to property, plant and equipment	(67,312)	(83,768)
Acquisition of Taft Coal Sales & Associates	—	(17,871)
Other	3,667	(364)
Cash flows used in investing activities	(63,645)	(102,003)

FINANCING ACTIVITIES
Proceeds from issuance of debt	—	330,000
Retirements of debt	(55,260)	(376,351)
Proceeds from stock offering	—	280,432
Dividends paid	(15,887)	(10,799)
Cash spun off to Financing	(33,821)	—
Purchases of stock under stock repurchase program	(27,963)	(14,461)
Other	(5,262)	12,096
Cash flows provided by (used in) financing activities	(138,193)	220,917
Cash flows provided by (used in) continuing operations	(37,068)	255,830

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash flows provided by operating activities	24,133	22,190
Cash flows provided by investing activities	25,732	29,116
Cash flows used in financing activities	(41,385)	(306,559)
Cash flows provided by (used in) discontinued operations	8,480	(255,253)

Net decrease in cash and cash equivalents	$(28,588)	$577

Cash and cash equivalents at beginning of period	$116,074	$27,459
Add: Cash and cash equivalents of discontinued operations at beginning of year	1,598	3,155
Net increase (decrease) in cash and cash equivalents	(28,588)	577
Less: Cash and cash equivalents of discontinued operations at end of period	1,269	1,644
Cash and cash equivalents at end of period	$87,815	$29,547

SUPPLEMENTAL DISCLOSURES

Non-cash transations:
Financing of one-year property insurance policy	$8,515	$9,291
Dividend to spin off Financing	$437,407	$—
Lease financing of equipment and other obligations	$—	$22,587